Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Overseas Shipholding Group, Inc. for the registration of shares of its common stock, preferred stock, debt securities, warrants and units, and to the incorporation by reference therein of our report dated February 26, 2009, with respect to the consolidated financial statements of Overseas Shipholding Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

February 13, 2012